Exhibit 99.1

Cable ONE Reports Second Quarter 2017 Results

August 8, 2017 – Phoenix, Arizona – (BUSINESS WIRE) – Cable One, Inc. (NYSE: CABO) (the “Company” or “Cable ONE”) today reported financial and operating results for the quarter ended June 30, 2017.

Second quarter 2017 highlights:

●	The Company completed the acquisition of RBI Holding LLC (“NewWave”) on May 1, 2017.

●

Net income was $28.6 million in the second quarter of 2017, an increase of 7.3% year-over-year. Adjusted EBITDA(1) was $113.3 million, an increase of 26.8% year-over-year. Net profit margin was 11.9% and Adjusted EBITDA margin(1) was 47.0%.

●

Net income and Adjusted EBITDA results in the second quarter of 2017 include two months of NewWave operations following completion of the acquisition and the favorable impact of a reduction in expense of $5.1 million due to a change in accounting estimate related to capitalized labor costs effective since the first quarter of 2017.

●

Without the contribution from the NewWave operations, net income would have been $26.5 million and Adjusted EBITDA growth would have been 14.2%. In addition, net profit margin would have been 12.7% and Adjusted EBITDA margin would have been 48.8%.

●

Excluding both the NewWave impact and the change in estimate related to capitalized labor, net income would have been $23.4 million and Adjusted EBITDA growth would have been 8.4%. Further, net profit margin would have been 11.2% and Adjusted EBITDA margin would have been 46.4%.

●

Net cash provided by operating activities was $52.6 million, an increase of 9.5% year-over-year. Adjusted EBITDA less capital expenditures(1) was $72.8 million, an increase of 40.8% compared to the second quarter of 2016.

●	Total revenues were $241.0 million, including a $32.2 million contribution from NewWave operations, compared to $204.6 million in the second quarter of 2016.

●

Residential data revenues increased $17.1 million, or 19.9%, year-over-year to $103.2 million. Residential data revenues growth would have been $6.4 million, or 7.4%, excluding the $10.7 million contribution from NewWave operations.

●

Business services revenues increased $8.1 million, or 32.9%, year-over-year to $32.5 million. Business services revenues growth would have been $3.4 million, or 13.9%, excluding the $4.7 million contribution from NewWave operations.

(1) Adjusted EBITDA, Adjusted EBITDA margin and Adjusted EBITDA less capital expenditures are defined in the section of this press release entitled “Use of Non-GAAP Financial Metrics.”  Adjusted EBITDA and Adjusted EBITDA less capital expenditures are reconciled to net income, Adjusted EBITDA margin is reconciled to net profit margin and Adjusted EBITDA less capital expenditures is reconciled to net cash provided by operating activities. Refer to the “Reconciliations of Non-GAAP Measures” tables within this press release.

“Our second quarter once again yielded strong results as we continue to execute our strategy, with legacy Cable ONE demonstrating top line revenue growth, higher Adjusted EBITDA and industry leading margins,” said Julie Laulis, President and CEO of Cable ONE. “We also are excited about our acquisition of NewWave, and its results are now contributing to our success.”

Second Quarter 2017 Financial Results Compared to Second Quarter 2016

Revenues increased $36.5 million, or 17.8%, due primarily to $32.2 million in revenues attributable to the NewWave operations. For the second quarter of 2017 and 2016, residential data revenues comprised 42.8% and 42.1% of total revenues and business services revenues comprised 13.5% and 12.0% of total revenues, respectively. Excluding the $32.2 million contribution from NewWave in the second quarter of 2017, revenues would have increased $4.3 million, or 2.1%, from the prior year quarter, with increases in residential data and business services more than offsetting decreases in residential video and residential voice.

Operating expenses (excluding depreciation and amortization) were $83.9 million in the second quarter of 2017 and increased $8.2 million, or 10.8%, compared to the second quarter of 2016. Operating expenses as a percentage of revenues were 34.8% for the second quarter of 2017 compared to 37.0% for the year-ago quarter. Additional operating expenses attributable to the NewWave operations were $15.9 million for the second quarter of 2017. This increase was partially offset by a $3.9 million decrease in labor costs associated with our aforementioned change in accounting estimate for capitalized labor costs, a $1.6 million decrease in programming costs resulting from fewer video subscribers and a decrease in backbone and internet connectivity fees. Excluding the impact of the NewWave operations, operating expenses would have been $68.0 million in the second quarter of 2017, a decrease of $7.7 million, or 10.2%. Operating expenses as a percentage of revenues, excluding the impact of the NewWave operations, would have been 32.6% in the second quarter of 2017 compared to 37.0% in the second quarter of 2016.

Selling, general and administrative expenses increased $7.7 million, or 17.7%, to $51.2 million. Selling, general and administrative expenses as a percentage of revenues were 21.2% and 21.3% for the second quarter of 2017 and 2016, respectively. Additional selling, general and administrative expenses attributable to the NewWave operations were $5.0 million for the second quarter of 2017. The remaining increase was due to higher acquisition-related expenses of $2.8 million and severance costs of $1.3 million, partially offset by a $1.2 million decrease in labor costs in the second quarter of 2017 associated with our aforementioned change in accounting estimate for capitalized labor costs. Excluding the incremental expenses associated with the NewWave operations, selling, general and administrative expenses would have increased $2.7 million, or 6.2%, to $46.2 million. Selling, general and administrative expenses as a percentage of revenues, excluding the impact of the NewWave operations, would have been 22.1% in the second quarter of 2017 compared to 21.3% in the second quarter of 2016.

Depreciation and amortization increased $12.2 million, or 35.2%, including $7.9 million attributable to the NewWave operations. The increase was due primarily to new assets placed in service since the second quarter of 2016, including property, plant and equipment and amortized intangible assets acquired as part of the NewWave acquisition, partially offset by assets that became fully depreciated since the second quarter of 2016. As a percentage of revenues, depreciation and amortization expense was 19.5% for the second quarter of 2017 compared to 17.0% for the second quarter of 2016.

Interest expense increased $4.2 million, or 56.1%, due primarily to additional debt incurred during the second quarter of 2017 to finance the NewWave acquisition.

Net income increased $1.9 million, or 7.3%, to $28.6 million in the second quarter of 2017 compared to $26.6 million in the prior year period. Excluding the impact of the NewWave operations, net income would have been $26.5 million. Without both the NewWave impact and the change in estimate for capitalized labor, net income would have been $23.4 million in the second quarter of 2017.

Adjusted EBITDA was $113.3 million and $89.4 million for the second quarter of 2017 and 2016, respectively. The Adjusted EBITDA growth of 26.8% in the second quarter of 2017 includes the positive impact of the NewWave operations and the aforementioned capitalized labor costs. Without the impact of the NewWave operations, Adjusted EBITDA would have been $102.0 million and Adjusted EBITDA growth would have been 14.2% for the second quarter of 2017. Excluding both the NewWave impact and the change in estimate for capitalized labor, Adjusted EBITDA would have been $96.9 million and Adjusted EBITDA growth would have been 8.4%.

Capital expenditures totaled $40.5 million and $37.6 million for the second quarter of 2017 and 2016, respectively. Adjusted EBITDA less capital expenditures for the second quarter of 2017 was $72.8 million, an increase of $21.1 million, or 40.8%, from the prior year period. Excluding the NewWave operations, capital expenditures would have been $35.5 million. Excluding both the NewWave operations and the change in estimate related to capitalized labor, capital expenditures would have been $30.4 million.

Liquidity and Capital Resources

At June 30, 2017, the Company had $89.8 million of cash and cash equivalents on hand, compared to $138.0 million at December 31, 2016. The Company’s debt balance, excluding unamortized debt issuance costs, was $1.2 billion, which included $750 million of term loan borrowings in connection with the NewWave acquisition, at June 30, 2017 and $545.3 million at December 31, 2016. The Company also had $197.2 million available for borrowing under its revolving credit facility as of June 30, 2017.

Conference Call

Cable ONE will host a conference call with the financial community to discuss results for the second quarter of the 2017 fiscal year on Tuesday, August 8, 2017, at 11 a.m. Eastern Time (ET).

Shareholders, analysts and other interested parties may register for the conference in advance at http://dpregister.com/10109264. Those unable to pre-register may join the call via the live audio webcast on the Cable ONE Investor Relations website or by dialing 1-844-378-6483 (Canada: 1-855-669-9657/International: 1-412-542-4178) shortly before 11 a.m. ET.

A replay of the call will be available from Wednesday, August 9, 2017, until Wednesday, August 23, 2017, on the Cable ONE Investor Relations website.

Additional Information Available on Website

The information in this press release should be read in conjunction with the financial statements and footnotes contained in the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2017, which will be posted on the “SEC Filings” section of the Cable ONE Investor Relations website at ir.cableone.net when it is filed with the U.S. Securities and Exchange Commission (the “SEC”). Investors and others interested in more information about Cable ONE should consult our website, which is regularly updated with financial and other important information about the Company.

Use of Non-GAAP Financial Metrics

The Company uses certain measures that are not defined by generally accepted accounting principles in the United States (“GAAP”) to evaluate various aspects of its business. Adjusted EBITDA, Adjusted EBITDA margin and Adjusted EBITDA less capital expenditures are non-GAAP financial measures and should be considered in addition to, not as a substitute for, net income, net profit margin or net cash provided by operating activities reported in accordance with GAAP. These terms, as defined by Cable ONE, may not be comparable to similarly titled measures reported by other companies. Adjusted EBITDA and Adjusted EBITDA less capital expenditures are reconciled to net income, and Adjusted EBITDA margin is reconciled to net profit margin, in the “Reconciliations of Non-GAAP Measures” tables within this press release. Adjusted EBITDA less capital expenditures is also reconciled to net cash provided by operating activities in the “Reconciliations of Non-GAAP Measures” tables within this press release.

“Adjusted EBITDA” is defined as net income plus interest expense, provision for income taxes, depreciation and amortization, equity-based compensation expense, severance expense, (gain) loss on deferred compensation, acquisition-related costs, (gain) loss on disposal of assets, other (income) expense, net and other unusual operating expenses, as provided in the “Reconciliations of Non-GAAP Measures” tables within this press release. As such, it eliminates the significant non-cash depreciation and amortization expense that results from the capital-intensive nature of the Company’s business as well as other non-cash or special items and is unaffected by the Company’s capital structure or investment activities. This measure is limited in that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues and the Company’s cash cost of financing. These costs are evaluated through other financial metrics.

“Adjusted EBITDA margin” is defined as Adjusted EBITDA divided by total revenues.

“Adjusted EBITDA less capital expenditures,” when used as a liquidity measure, is calculated as net cash provided by operating activities excluding the impact of capital expenditures, interest expense, provision for income taxes, changes in operating assets and liabilities and other unusual operating expenses, as provided in the “Reconciliations of Non-GAAP Measures” tables within this press release.

The Company uses Adjusted EBITDA, Adjusted EBITDA margin and Adjusted EBITDA less capital expenditures to assess its performance, and it also uses Adjusted EBITDA less capital expenditures as an indicator of its ability to fund operations and make additional investments with internally-generated funds. In addition, Adjusted EBITDA generally correlates to the leverage ratio calculation under the Company’s credit facilities and outstanding 5.75% senior unsecured notes due 2022 to determine compliance with the covenants contained in the facilities and notes. For the purpose of calculating compliance with leverage covenants, the Company uses a measure similar to Adjusted EBITDA, as presented. Adjusted EBITDA and capital expenditures are also significant performance measures used by the Company in its annual incentive compensation program. Adjusted EBITDA does not take into account cash used for mandatory debt service requirements or other non-discretionary expenditures, and thus does not represent residual funds available for discretionary uses.

The Company believes Adjusted EBITDA and Adjusted EBITDA margin are useful to investors in evaluating the operating performance of the Company. The Company believes that Adjusted EBITDA less capital expenditures is useful to investors as it shows the Company’s performance while taking into account cash outflows for capital expenditures and is one of several indicators of the Company’s ability to service debt, make investments and/or return capital to its shareholders.

Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA less capital expenditures and similar measures with similar titles are common measures used by investors, analysts and peers to compare performance in the Company’s industry, although the Company’s measures of Adjusted EBITDA, Adjusted EBITDA margin and Adjusted EBITDA less capital expenditures may not be directly comparable to similarly titled measures reported by other companies.

About Cable ONE

Cable One, Inc. (NYSE: CABO) is the seventh-largest cable company in the United States. Serving more than 800,000 customers in 21 states with high-speed internet, cable television and telephone service, Cable ONE provides consumers with a wide range of the latest products and services, including wireless internet service, high-definition programming and phone service with free, unlimited long-distance calling in the continental U.S.

Contacts:

Trish Niemann	Kevin Coyle
Corporate Communications Director	Chief Financial Officer
602-364-6372	602-364-6505

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This communication contains “forward-looking statements” that involve risks and uncertainties. These statements can be identified by the fact that they do not relate strictly to historical or current facts, but rather are based on current expectations, estimates, assumptions and projections about the cable industry and our business and financial results. Forward-looking statements often include words such as “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans,” “believes” and words and terms of similar substance in connection with discussions of future operating or financial performance. As with any projection or forecast, forward-looking statements are inherently susceptible to uncertainty and changes in circumstances. Our actual results may vary materially from those expressed or implied in our forward-looking statements. Accordingly, undue reliance should not be placed on any forward-looking statement made by us or on our behalf. Important factors that could cause our actual results to differ materially from those in our forward-looking statements include government regulation, economic, strategic, political and social conditions and the following factors:

●	the effect of our acquisition of NewWave on our ability to retain and hire key personnel and to maintain relationships with customers, suppliers and other business partners;
●	the potential diversion of senior management’s attention from our ongoing operations due to the acquisition of NewWave;
●	uncertainties as to our ability and the amount of time necessary to realize the expected synergies and other benefits of the NewWave transaction;
●	our ability to integrate NewWave’s operations into our own in an efficient and effective manner;
●	rising levels of competition from historical and new entrants in our markets;
●	recent and future changes in technology;
●	our ability to continue to grow our business services product;
●	increases in programming costs and retransmission fees;
●	our ability to obtain support from vendors;
●	the effects of any significant acquisitions by us;
●	adverse economic conditions;
●	the integrity and security of our network and information systems;
●	legislative and regulatory efforts to impose new legal requirements on our data services;
●	changing and additional regulation of our data, video and voice services;
●	our ability to renew cable system franchises;
●	increases in pole attachment costs;
●	the failure to meet earnings expectations;
●	the adequacy of our risk management framework;
●	changes in tax and other laws and regulations;
●	changes in GAAP or other applicable accounting policies; and
●	the other risks and uncertainties detailed in the section titled “Risk Factors” in our Annual Report on Form 10-K as filed with the SEC on March 1, 2017.

Any forward-looking statements made by us in this communication speak only as of the date on which they are made. We are under no obligation to, and expressly disclaim any obligation to, update or alter our forward-looking statements, whether as a result of new information, subsequent events or otherwise.

CABLE ONE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(Unaudited)

	Three Months Ended June 30,
(dollars in thousands, except per share and share data)	2017	2016	$ Change	% Change
Revenues
Residential data	$103,155	$86,031	$17,124	19.9%
Residential video	84,873	74,016	10,857	14.7%
Residential voice	11,417	10,944	473	4.3%
Business services	32,543	24,491	8,052	32.9%
Advertising sales	5,970	6,616	(646)	(9.8)%
Other	3,084	2,459	625	25.4%
Total Revenues	241,042	204,557	36,485	17.8%
Costs and Expenses
Operating (excluding depreciation and amortization)	83,849	75,672	8,177	10.8%
Selling, general and administrative	51,194	43,482	7,712	17.7%
Depreciation and amortization	46,890	34,689	12,201	35.2%
(Gain) loss on disposal of assets	462	157	305	194.3%
Total operating costs and expenses	182,395	154,000	28,395	18.4%
Income from operations	58,647	50,557	8,090	16.0%
Interest expense	(11,782)	(7,549)	(4,233)	56.1%
Other income (expense), net	(322)	183	(505)	NM
Income before income taxes	46,543	43,191	3,352	7.8%
Provision for income taxes	17,967	16,558	1,409	8.5%
Net income	$28,576	$26,633	$1,943	7.3%

Other comprehensive gain (loss), net of tax	2	(28)
Comprehensive income	$28,578	$26,605

Net income per common share:
Basic	$5.03	$4.64
Diluted	$4.97	$4.62
Weighted average common shares outstanding:
Basic	5,678,394	5,743,465
Diluted	5,745,617	5,766,312

NM = Not meaningful.

CABLE ONE, INC.

CONSOLIDATED BALANCE SHEETS

	(Unaudited)
(in thousands, except par value and share data)	June 30, 2017	December 31, 2016
Assets
Current Assets:
Cash and cash equivalents	$89,793	$138,040
Accounts receivable, net	45,812	32,526
Income tax receivable	16,539	4,547
Prepaid assets	13,256	10,824
Total Current Assets	165,400	185,937
Property, plant and equipment, net	803,383	619,621
Intangibles, net	971,673	497,480
Goodwill	178,374	84,928
Other assets	5,664	9,305
Total Assets	$2,124,494	$1,397,271

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable and accrued liabilities	$86,601	$82,703
Deferred revenue	36,795	22,190
Long-term debt - current portion	11,250	6,250
Total Current Liabilities	134,646	111,143
Long-term debt	1,167,458	530,886
Deferred income taxes	294,850	276,297
Accrued compensation and other liabilities	24,392	24,434
Total Liabilities	1,621,346	942,760

Stockholders' Equity
Preferred stock ($0.01 par value; 4,000,000 shares authorized; none issued or outstanding)	-	-
Common stock ($0.01 par value; 40,000,000 shares authorized; 5,887,899 shares issued; and 5,725,095 and 5,708,223 shares outstanding as of June 30, 2017 and December 31, 2016, respectively)	59	59
Additional paid-in capital	22,514	17,669
Retained earnings	556,401	511,776
Accumulated other comprehensive loss	(442)	(446)
Treasury stock, at cost (162,804 and 179,676 shares held as of June 30, 2017 and December 31, 2016, respectively)	(75,384)	(74,547)
Total Stockholders’ Equity	503,148	454,511
Total Liabilities and Stockholders' Equity	$2,124,494	$1,397,271

CABLE ONE, INC.

RECONCILIATIONS OF NON-GAAP MEASURES

(Unaudited)

	Three Months Ended June 30,
(dollars in thousands)	2017	2016	$ Change	% Change
Net income (1)	$28,576	$26,633	$1,943	7.3%

Net profit margin	11.9%	13.0%

Plus: Interest expense	11,782	7,549	4,233	56.1%
Provision for income taxes	17,967	16,558	1,409	8.5%
Depreciation and amortization	46,890	34,689	12,201	35.2%
Equity-based compensation expense	2,418	3,420	(1,002)	(29.3)%
Severance expense	1,345	-	1,345	NM
(Gain) loss on deferred compensation	339	100	239	239.0%
Acquisition-related costs	3,242	445	2,797	NM
(Gain) loss on disposal of assets	462	157	305	194.3%
Other (income) expense, net	322	(183)	505	NM
Adjusted EBITDA (1)	$113,343	$89,368	$23,975	26.8%

Adjusted EBITDA margin	47.0%	43.7%

Less: Capital expenditures (1)	40,513	37,628	2,885	7.7%
Adjusted EBITDA less capital expenditures	$72,830	$51,740	$21,090	40.8%

NM = Not meaningful.

(1)

Net income, Adjusted EBITDA and capital expenditures for the second quarter of 2017 include two months of NewWave operations. Net income and Adjusted EBITDA for the second quarter of 2017 also include the favorable impact of a reduction in expense, and capital expenditures include the unfavorable impact in additional expenditures, of $5.1 million due to a change in accounting estimate related to capitalized labor costs. Without the contribution from NewWave operations, net income would have been $26.5 million, Adjusted EBITDA growth would have been 14.2%, and capital expenditures would have been $35.5 million. Excluding both the NewWave impact and the change in estimate related to capitalized labor, net income would have been $23.4 million, Adjusted EBITDA growth would have been 8.4% and capital expenditures would have been $30.4 million.

	Three Months Ended June 30,
(dollars in thousands)	2017	2016	$ Change	% Change
Net cash provided by operating activities	$52,598	$48,041	$4,557	9.5%
Amortization of debt issuance costs	(791)	(405)	(386)	95.3%
(Provision) benefit for deferred income taxes	(7,360)	660	(8,020)	NM
Changes in operating assets and liabilities	34,512	16,603	17,909	107.9%
Interest expense	11,782	7,549	4,233	56.1%
Provision for income taxes	17,967	16,558	1,409	8.5%
Severance expense	1,345	-	1,345	NM
(Gain) loss on deferred compensation	339	100	239	239.0%
Acquisition-related costs	3,242	445	2,797	NM
Write-off of debt issuance costs	(613)	-	(613)	NM
Other (income) expense, net	322	(183)	505	NM
Capital expenditures	(40,513)	(37,628)	(2,885)	7.7%
Adjusted EBITDA less capital expenditures	$72,830	$51,740	$21,090	40.8%

NM = Not meaningful.

CABLE ONE, INC.

OPERATING STATISTICS

(Unaudited)

	As of June 30,				Year-Over-Year Change
	2017			2016	%
	Legacy CABO	NewWave	Consolidated	Historical	Legacy CABO	Consolidated
Homes Passed	1,681,279	446,909	2,128,188	1,653,021	1.7%	28.7%

Total Customers	655,309	150,174	805,483	659,943	(0.7)%	22.1%
Non-video	356,812	N/A	N/A	316,745	12.6%	N/A
Percent of total	54.4%	N/A	N/A	48.0%

Residential Customers	601,883	139,342	741,225	610,293	(1.4)%	21.5%

Data PSUs	474,815	110,234	585,049	465,603	2.0%	25.7%
Video PSUs	284,695	82,121	366,816	324,982	(12.4)%	12.9%
Voice PSUs	92,100	22,419	114,519	103,806	(11.3)%	10.3%
Total residential PSUs	851,610	214,774	1,066,384	894,391	(4.8)%	19.2%

Business Customers	53,426	10,832	64,258	49,650	7.6%	29.4%

Data PSUs	46,909	8,379	55,288	42,714	9.8%	29.4%
Video PSUs	13,295	3,893	17,188	13,992	(5.0)%	22.8%
Voice PSUs	19,156	4,611	23,767	17,134	11.8%	38.7%
Total business PSUs	79,360	16,883	96,243	73,840	7.5%	30.3%

Penetration
Data	31.0%	26.5%	30.1%	30.8%	0.2%	(0.7)%
Video	17.7%	19.2%	18.0%	20.5%	(2.8)%	(2.5)%
Voice	6.6%	6.0%	6.5%	7.3%	(0.7)%	(0.8)%

Share of Second Quarter Revenues
Residential data	44.2%	33.4%	42.8%	42.1%	2.1%	0.7%
Business services	13.4%	14.4%	13.5%	12.0%	1.4%	1.5%
Total	57.6%	47.8%	56.3%	54.1%	3.5%	2.2%

ARPUs – Second Quarter
Residential data (1)	$64.70	$48.50	$62.52	$61.49	5.2%	1.7%
Residential video (1)	$81.65	$84.52	$82.11	$74.59	9.5%	10.1%
Residential voice (1)	$34.98	$35.82	$35.09	$34.55	1.2%	1.6%
Business services (2)	$175.69	$214.93	$180.38	$166.61	5.4%	8.3%

Number of Associates	1,850	552	2,402	1,932	(4.2)%	24.3%

(1)

Average monthly per unit values represent the applicable residential service revenues divided by the corresponding average of the number of PSUs at the beginning and end of each period, except that for any new PSUs added as a result of an acquisition occurring during the reporting period, the associated average monthly per unit values represent the applicable residential service revenues divided by the corresponding weighted average of the number of PSUs during such period.

(2)

Average monthly per unit values represent business services revenues divided by the average of the number of business customer relationships at the beginning and end of each period, except that for any new business customer relationships added as a result of an acquisition occurring during the reporting period, the associated average monthly per unit values represent business services revenues divided by the weighted average of the number of business customer relationships during such period.

N/A = Information not available.